SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	September 8, 2005 -----------------------

SEMPRA ENERGY
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(Exact name of registrant as specified in its charter)

CALIFORNIA --------------------------------	1-14201 --------------------------------	33-0732627 --------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

101 ASH STREET, SAN DIEGO, CALIFORNIA ------------------------------------------------------------------	92101 ----------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034 -------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

ITEM 8.01 OTHER EVENTS

The following information supplements and should be read in conjunction with the related information contained in the registrant's Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 filed with the Securities and Exchange Commission.

Legal Proceedings -- Continental Forge Litigation

As previously reported, class-action and individual antitrust and unfair competition lawsuits filed in 2000 and thereafter, and now consolidated in San Diego Superior Court, allege that Sempra Energy and its California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company (collectively the "California Utilities"), along with El Paso Natural Gas Company and several of its affiliates, unlawfully sought to control natural gas and electricity markets. The members of the class include most of the natural gas and electricity consumers served by California regulated utilities. In December 2003, the Court approved a settlement with the El Paso entities valued at approximately $1.6 billion to resolve these claims and other litigation involving claims unrelated to those asserted against Sempra Energy and the California Utilities.

The proceeding against Sempra Energy and the California Utilities, which claims damages of $23 billion after applicable trebling, has not been resolved and continues to be litigated. On August 24, 2005, the trial court began hearings on over 30 pretrial motions. An initial jury trial is expected to commence shortly after the completion of ongoing hearings on the remaining pretrial motions.

On September 8, 2005, the parties to the proceeding filed and the trial court approved a stipulation with respect to the size, scope, format and binding effect of the initial trial. It permits Sempra Energy and the California Utilities to appeal any final judgment in the initial trial that is unfavorable to them prior to any additional proceedings in the trial court.

The initial trial will be for two plaintiff subclasses, residential gas and electricity customers in Ventura County, California, and all other residential electricity customers of Southern California Edison Company. The damage claims of these plaintiffs are estimated, employing the plaintiffs' damages methodology, to total approximately $80 million and $1.2 billion, respectively, after applicable trebling plus additional indeterminate amounts (which are not subject to trebling) for claims of unfair competition. The remainder of plaintiffs' $23 billion damage claims is allocable to plaintiffs other than the Ventura residential customer subclass and the Edison residential customer subclass.

If a judgment favorable to the Ventura residential customer subclass were to be entered at the conclusion of the initial trial, Sempra Energy and the California Utilities could appeal the judgment by posting a bond in an amount not to exceed $75 million. Any initial trial judgment for the Edison residential customer subclass would be intermediate and nonappealable, and stayed pending the exhaustion of appellate review of any judgment for the Ventura residential customer subclass.

If appeals to overturn a judgment favorable to the Ventura residential subclass were to be ultimately unsuccessful, additional trials or other trial court proceedings with respect to other plaintiffs would then proceed. In these proceedings, Sempra Energy and the California Utilities would be precluded from relitigating previously determined issues of liability, causation and fact of damages that are not unique to the specific plaintiff groups in the proceedings. Final judgments with respect to those plaintiffs and with respect to the Edison residential customer subclass (as determined by the initial trial) would be entered following the conclusion of the additional proceedings.

A brief summary of the stipulation is set forth below. The summary is not intended to be complete and is qualified in its entirety by reference to the full text of the stipulation which is filed as an exhibit to this report.

The stipulation provides that:

-- The initial trial will be limited to two subclasses of plaintiffs:

(a) a Ventura residential customer subclass consisting of residents of Ventura County, California who were both residential electricity ratepayers of Southern California Edison Company and residential gas core ratepayers of Southern California Gas Company, all of whose claims (both gas and electricity claims) are intended to be resolved by a final judgment (subject to immediate appeal) in the initial trial; and

(b) an Edison residential customer subclass consisting of all other California residential electricity ratepayers of Southern California Edison, whose electricity claims (but not gas claims) are also intended to be resolved by the initial trial.

-- At the initial trial, the jury will seek to reach a verdict as to liability, causation with respect to both subclasses, electricity damages for both subclasses, and gas damages for the Ventura residential customer subclass.

-- Following the initial trial, a final and immediately appealable judgment would be entered for both the electricity and gas damage claims of the Ventura residential customer subclass and an interlocutory judgment would be entered for the electricity claims of the Edison residential customer subclass.

-- Following the entry of these judgments and any post-trial proceedings, all further proceedings in the litigation (including any interlocutory judgment for the Edison residential customer subclass) would be stayed pending the conclusion of appellate review of any final judgment for the Ventura residential customer subclass.

-- The maximum amount of any bond that would be required of Sempra Energy and the California Utilities for any appeal in the litigation would not exceed $75 million.

-- Judgments, rulings and other determinations in the initial trial as to common issues that become final after the exhaustion of all appellate review of any final judgment for the Ventura residential subclass would be binding on all parties, to the extent that the defendants are so bound by legal doctrines precluding relitigation of previously adjudicated issues.

-- Any interlocutory judgment in the initial trial for the Edison residential customer subclass would not be subject to execution or appeal, would be stayed and would not become a final judgment until the underlying gas claims of the subclass have been adjudicated in separate, later trial court proceedings that would not begin until after the exhaustion of appellate review of any final judgment with respect to the Ventura residential customer subclass.

-- In any such later trial court proceedings Sempra Energy and the California Utilities would not challenge the amount of damages (if any) as to the Edison residential customer subclass determined by the jury in the initial trial if any judgment and damage award for the Ventura residential customer subclass are ultimately upheld on appeal.

As also previously disclosed, Sempra Energy and the California Utilities have expended and continue to expend substantial amounts with respect to this litigation and other litigation, investigations and regulatory matters arising out of the 2000-2001 California energy crisis. At June 30, 2005, Sempra Energy had accrued $241 million (including $74 million at Southern California Gas Company and $36 million at San Diego Gas & Electric Company) to provide for the estimated cost of these matters. However, the uncertainties inherent in complex legal proceedings and, in particular, jury trial litigation make it difficult to estimate with any degree of certainty the costs and effects of resolving these matters. Accordingly, costs ultimately incurred may differ materially from estimated costs and could materially adversely affect the company's business, cash flows, results of operations and financial condition.

Additional legal proceeding involving the registrant, including other proceedings arising out of the California energy crisis, are described in the registrant's Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 -- Text of Stipulation in Continental Forge Litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: September 8, 2005	By: /s/ F. H. Ault -----------------------------------------
F. H. Ault Sr. Vice President and Controller